As filed with the Securities and Exchange Commission on October 25, 2017

Registration No. 333-215313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIOS AND MATHESON ANALYTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7380	13-3169913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stuart Benson

Chief Financial Officer

Helios and Matheson Analytics Inc.

Empire State Building, 350 Fifth Avenue

New York, New York 10118

(212) 979-8228

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kevin Friedmann, Esq.
Mitchell, Silberberg & Knupp LLP
11377 W. Olympic Blvd.

Los Angeles, CA 90064
(310) 312-3106

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment to Form S-3 is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

Helios and Matheson Analytics Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (333-215313) (the “Registration Statement”) which was previously filed with the Securities and Exchange Commission on December 23, 2016, amended on January 11, 2017 and January 12, 2017, and declared effective on January 13, 2017.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that have not been sold at the termination of the offering, the Company hereby amends the Registration Statement to deregister any remaining securities registered and unsold under the Registration Statement. The securities are being removed from registration because the securities are no longer being offered or sold by the selling security holder due to the fact that the Senior Secured Convertible Notes issued on December 2, 2016 (the “December Notes”) by the Company to the selling security holder were satisfied in full as of September 20, 2017 by the conversion of principal and interest into an aggregate of 1,926,431 shares of the Company’s common stock (“Common Stock”), the payment of $126,557 in interest in cash and the issuance to the selling security holder of a new senior convertible note issued by the Company on September 20, 2017 in the initial aggregate principal amount of $697,000 in exchange for December Notes with an aggregate principal amount of $10,000 remaining outstanding on that date.

Accordingly, this post-effective amendment removes from registration 1,999,862 of the shares of Common Stock that the Company registered pursuant to the Registration Statement, because the selling security holder will not acquire such securities and therefore will not offer or sell such securities.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 25, 2017.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Stuart Benson
Stuart Benson, Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.